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                                                                  EXHIBIT 10.10


                        CORPORATE OFFICER INCENTIVE PLAN

                       HASTINGS BOOKS, MUSIC & VIDEO, INC.


BACKGROUND AND OBJECTIVES


The overall compensation strategy of Hastings Books, Music & Video, Inc. (Hastings) is to provide key management with competitive total direct pay opportunity. The two cash components of the Hastings compensation program are base salary and management incentive opportunity. Periodic base salary adjustments will be used to reward an employee's sustained job performance over time, while also recognizing external salary market movement and increases in job responsibility.

The Corporate Officer Incentive Plan (the COIP) for Hastings will provide incentive cash pay at risk, with potential COIP rewards tied to performance achievement. When COIP performance goals are met, COIP awards plus base salary will approximate competitive total cash pay opportunity for all plan participants. The following document defines COIP eligibility, the size of potential award opportunities, performance measurement, form and timing of award payments, administrative guidelines and definitions for ongoing COIP management.






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ELIGIBILITY

Award eligibility will be determined by the CEO at the beginning of each performance/award period. Generally, COIP participants will be selected from key executives e.g., corporate officers, who primarily are responsible for the annual growth and profitability of the Company. The number of eligible COIP participants is expected to vary from year to year, as Hastings expands and as the Company's compensation strategy and programs are refined. The CEO will determine whether a person employed by Hastings less than six months prior to the end of the applicable performance measurement period will be eligible for an award for that period.

INCENTIVE TARGETS

At the beginning of each performance period, each participant in the COIP will be assigned an INCENTIVE TARGET EXPRESSED AS A PERCENT OF BASE SALARY. This incentive target for the initial performance period can increase to 125% of the targeted amount (or decrease to 50% of the targeted amount) based on performance achievement. COIP incentive targets and minimum/maximum limits may be re-defined from time to time, as modifications are made in Hastings' management compensation strategy. Within 90 days after the end of each performance period, each participant's base salary rate will be multiplied by the actual COIP award percentage earned to determine the dollar value of the award for the prior performance period. For COIP calculations "base salary rate" shall mean the base salary rate in effect at the end of the performance period in which the award is earned. The maximum award payable under the COIP shall be the lesser of 250% of the participant's most recent annualized base salary rate or $1,000,000, to comply with IRC 162(m).





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COIP AWARD POOL

The COIP award pool shall be established at the beginning of each performance measurement period. The size of the COIP pool will equal 100% of all targeted COIP awards for all COIP participants.

PERFORMANCE MEASURES

At the beginning of each performance period, the Compensation Committee shall establish in writing the performance goals that shall determine the size of the COIP award. For the initial performance period, the primary performance measures for all COIP participants will be sales and return on equity (ROE), as defined in the Hastings annual business plan. ROE is defined as the after-tax rate of return on beginning shareholders' equity. Performance goals for COIP awards may be equal to or exceed the goals in the Hastings business plan, as determined by the Company's Compensation Committee. At the end of the performance period, the Compensation Committee shall certify in writing the extent to which the performance goals were satisfied.

In addition to the COIP targets, senior management and the Hastings Compensation Committee jointly will establish minimum acceptable and outstanding COIP goals as follows:

o MINIMUM ACCEPTABLE- Hastings performance at 50% of the target level, below which only the minimum incentive will be paid;



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o    TARGET - Hastings performance at 100% of target, where the COIP adjustment factor is 1X, with "X" equal to the target incentive pool; and


o OUTSTANDING - Hastings performance at or above 150% of target, where the COIP adjustment factor is 1.25X, with "X" equal to the target incentive pool.


Semi-annually, the Company will review actual results measured against overall Hastings goals to establish the size of the COIP pool earned. Simultaneously, senior management will recommend to the Compensation Committee appropriate COIP goals for the next performance period.

Exhibit 1 presents a sample performance matrix that would be used to modify the initial COIP award pool for performance goal achievement.

If, during a performance period, Hastings' Compensation Committee determines that an accounting reserve needs to be set aside to fund a future financial contingency for Hastings, the Board shall establish such a reserve and determine if adjustment(s) in the COIP target(s) for the affected performance period(s) are warranted. Similarly, the Compensation Committee has the authority to modify the COIP targets at the end of a performance period to adjust for extraordinary circumstances, including mergers, acquisitions, recapitalizations, or any other substantial changes in the Hastings business plan(s).




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The Board of Directors and the Compensation Committee also retain the right and authority to adjust, amend, or suspend any current payments in the COIP for any given performance period, if, in the good faith determination of the Board of Directors or Compensation Committee, the payments of such COIP amounts would result in a material adverse change to, or a material decline in, the financial condition or prospects of Hastings.

CEO DISCRETIONARY ADJUSTMENTS

After the size of each COIP award has been determined based on COIP performance achievement, the CEO shall have the authority to make limited adjustments in COIP awards based on individual performance contributions. Such CEO discretionary adjustments, if any, shall be limited to -30%, and shall be restricted to downward adjustments only to comply with IRC 162(m). Exhibit 2 presents a sample COIP award calculation.

FORM AND TIMING OF AWARDS

COIP award calculations will be finalized within 90 days after the end of each performance period. COIP awards will be paid in cash in two distributions annually (initially in April for August through January performance and in October for February through July performance), unless a participant makes an election to voluntary defer a portion of his/her award.

o Voluntary deferrals must be submitted to the CEO in writing at the beginning of the fiscal year to avoid constructive receipt, i.e., tax liability before the award is actually paid to the executive.




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o    Cash deferral elections shall be limited to one half or all of the award and should be limited to a maximum of three payments to avoid administrative complexity.

o Participants also may elect to apply the lesser of $50,000 or 50% of the earned COIP award to purchase discounted Hastings common stock through the 1996 Management Stock Purchase Plan.

To ensure deferral of taxes on the purchase (and discount) amount, the purchase would be made in restricted stock units, which would be converted to shares of Hastings stock after an additional three years of employment, as described below:

~ The purchase price of each restricted stock unit would be 75% of the fair market value of one share of common stock on the date the COIP cash award is payable.

~ Each restricted stock unit will fully vest and will be exchanged for one share of Hastings common stock if employment is not terminated before the end of a three-year restriction period.

~ The restriction period would begin on the date the performance units are purchased.

~ If employment is terminated during the three-year restriction period (other than "for cause"), the conversion value of the restricted stock units would be the lessor of the initial unit purchase price or the fair market value of the stock at the date of termination. If employment is terminated "for cause" during the restriction period, all restricted stock units would be forfeited.




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~    The employee would owe taxes on the (fully appreciated) value of the shares when the units are converted to Hastings stock.

ADMINISTRATIVE GUIDELINES AND DEFINITIONS

The COIP shall be administered by the CEO and the Associate Resources Department, with final approval for all performance goals and award targets resting with the Compensation Committee ("the Committee") of the Company's Board of Directors. All decisions made by the Committee shall be final and binding.

o Employee Termination - A participant must be an employee of the Company on the day the COIP award is finalized and approved for payment by the Hastings Compensation Committee.

o New Hires - Newly hired participants shall earn COIP awards on a pro-rata basis, based on their date of employment. The CEO will determine whether a person employed by Hastings less than six months prior to the end of the applicable performance measurement period will be eligible for an award for that period.

o Base Salary - Base salary for COIP award calculations shall be the ending rate of pay for the performance period in which the award is earned.




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o    Support Documentation - The CEO and Associate Resources Department of the
     Company shall be responsible for maintaining all necessary support documentation regarding performance and bonus calculations under the COIP.



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                                                                      EXHIBIT 1

                       HASTINGS BOOKS, MUSIC & VIDEO, INC.
                        CORPORATE OFFICER INCENTIVE PLAN

INCENTIVE TARGET ADJUSTMENT VS. PERFORMANCE:



                              1996 ROE VERSUS PLAN
1996
SALES VS.      <60%       60%        70%       80%        90%       100%      110%       120%      130%       140%     >150%
PLAN
>150%          100%       105%      110%       115%      120%       125%      125%       125%      125%       125%      125%

 140%           95%       100%      105%       110%      115%       120%      120%       120%      120%       120%      125%

 130%           90%       95%       100%       105%      110%       115%      115%       115%      115%       120%      125%

 120%           85%       90%        95%       100%      105%       110%      110%       110%      115%       120%      125%

 110%           80%       85%        90%       95%       100%       105%      105%       110%      115%       120%      125%

 100%           75%       80%        85%       90%        95%       100%      105%       110%      115%       120%      125%

  90%           70%       75%        80%       85%        90%       95%       100%       105%      110%       115%      120%

  80%           65%       70%        75%       80%        85%       90%        95%       100%      105%       110%      115%

  70%           60%       65%        70%       75%        80%       85%        90%       95%       100%       105%      110%

  60%           55%       60%        65%       70%        75%       80%        85%       90%        95%       100%      105%

 <60%            50%       55%        60%       65%        70%       75%        80%       85%        90%       95%       100%





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                                                                       EXHIBIT 2


                       HASTINGS BOOKS, MUSIC & VIDEO, INC.

                        CORPORATE OFFICER INCENTIVE PLAN

                            SAMPLE AWARD CALCULATION


ASSUMPTIONS:

Management current salary is $50,000.

Annual COIP award target is 30% of salary or $15,000. Semi-annual COIP award target is 15% of salary or $7,500.

Actual sales are 90% of Plan and ROE is 100% of Plan (95% of Targeted COIP component earned based on matrix).

CEO Discretion: Assume individual performance is satisfactory and CEO deducts nothing from earned award.


CALCULATIONS FOR:                                            SEMI-ANNUAL                             ANNUAL AWARD
Current Salary:                                                $50,000                                 $50,000

Semi-annual Target:                                             x.15                                     x.30
                                                               $7,500                                  $15,000
Performance Adjustment re:Matrix:                               x.95                                     x.95

     Semi-annual COIP award earned:                            $7,125                                  $14,250




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                                                                       EXHIBIT 0




                       HASTINGS BOOKS, MUSIC & VIDEO, INC.

                        CORPORATE OFFICER INCENTIVE PLAN

                       INCENTIVE TARGETS AS A % OF SALARY


                                    SEMI-ANNUAL OPPORTUNITY                                 ANNUAL OPPORTUNITY
                                    -----------------------                                 ------------------
      POSITION             MINIMUM           TARGET           MAXIMUM           MINIMUM           TARGET           MAXIMUM
                           (.50X)            (1.0X)           (1.25X)           (.50X)            (1.0X)           (1.25X)
CEO                          38%               75%              94%               75%              150%             188%

EVP/COO                      30%               60%              75%               60%              120%             150%

SVP/COO                      28%               55%              69%               55%              110%             137%

VP FINANCE                   22%               45%              56%               44%              90%              111%

VP IS                        15%               30%              38%               30%              60%               75%

VP DISTRIBUTION              13%               25%              32%               25%              50%               63%

VP RE                        10%               20%              25%               20%              40%               50%

DIRECTOR A                    8%               15%              19%               15%              30%               38%

DIRECTOR B                    7%               13%              16%               13%              25%               32%

DIRECTOR C                    5%               10%              13%               10%              20%               25%

MANAGER A                     4%                8%              10%                8%              15%               19%

MANAGER B                     3%                5%               7%                5%              10%               13%





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